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                                                                    EXHIBIT 23-A

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Form S-4 of our reports dated January 22, 1999 (except with respect to Note 12 and Note 14, as to which the date is March 22, 1999), on the consolidated balance sheets of U S WEST, Inc. (formerly known as USW-C, Inc., the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1998, included in the Company's Form 10-K/A dated March 24, 1999 and the selected consolidated financial statements in U S WEST, Inc.'s Current Report on Form 8-K dated February 25, 1999.

[ARTHUR ANDERSEN LLP]

Denver, Colorado,
  February 4, 2000.